Exhibit 99.1

June 24, 2019

Conflicts Committee of the Board of Directors

Tesoro Logistics GP, LLC

200 East Hardin Street

Findlay, OH 45840

Re:	Amendment No. 1 to the Registration Statement on Form S-4 of MPLX LP, filed May 29, 2019 (the “Registration Statement”)

Lady and Gentlemen:

Reference is made to our opinion letter, dated May 7, 2019 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders of the Public Unitholder Eligible Units (as defined in the Agreement (as defined in the Opinion Letter)) of the Public Unitholder Exchange Ratio (as defined in the Opinion Letter) pursuant to the Agreement (as defined in the Opinion Letter).

The Opinion Letter is provided for the information and assistance of the Conflicts Committee of the Board of Directors of Tesoro Logistics GP, LLC (the “Conflicts Committee”), in connection with its consideration of the transaction contemplated therein. We understand that the Conflicts Committee has determined to include our opinion in the Registration Statement, as amended. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary –Opinion of Financial Advisor to the ANDX GP Conflicts Committee” and “The Merger – Background of the Merger; Reasons for the Recommendation of the ANDX Board; Opinion of Financial Advisor to the ANDX Conflicts Committee; and Unaudited Forecasted Financial Information” and to the inclusion of the foregoing opinion in the Consent Statement/Prospectus included in the Registration Statement, as amended. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), consent statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)